Exhibit 10.1

Annual Director Compensation

Board of Directors:

Board of Directors Annual Fee	$50,000
Board of Directors Quarterly Meeting Fee (attendance in person)	$2,500
Board of Directors Quarterly Meeting Fee (telephonic attendance)	$1,250
Lead Director Annual Fee	$100,000
Board of Directors Annual Option Award	11,250

Committees:

Audit Committee Membership Annual Fee	$20,000
Audit Committee Chair Annual Fee	$35,000
Compensation Committee Membership Annual Fee	$17,000
Compensation Committee Chair Annual Fee	$20,000
Nominating and Governance Committee Membership
Annual Fee	$13,000
Nominating and Governance Committee Chair Annual Fee	$15,000